Writer’s Direct Dial

EXHIBIT 4

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

_____

Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

May 27, 2010

The Bank of New York Mellon,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	Global Depositary Shares for Ordinary Shares, of KazakhGold Group Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of Global Depositary Shares ("GDSs"), which may be evidenced by Global Depositary Receipts ("GDRs"), for ordinary shares, of KazakhGold Group Limited, for which you propose to act as Depositary.

We are of the opinion that the GDSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the GDRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP